Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

Ormat Technologies Reports First Quarter 2020 Financial Results

Operating income increased by 13.6% driven by strong performance of electricity segment

RENO, Nev. May 11, 2020, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2020.

Financial Results

($ millions, except per share amounts)	Q1 2020		Q1 2019		Change (%)
Revenues
Electricity	142.9		142.9		0.0%
Product	47.4		52.1		(9.0)%
Energy Storage & Management Services	1.8		4.0		(53.9)%
Total Revenues	192.1		199.0		(3.5)%
Gross Profit	81.8		74.2		10.3%
Gross margin (%)
Electricity	50.0%		45.7%
Product	22.0%		19.2%
Energy Storage & Management Services	(5.6	) %	(30.2	) %
Gross margin (%)	42.6%		37.3%

Operating income	61.1		53.7		13.6%
Net income attributable to the Company’s stockholders	26.0		25.9
Diluted EPS	0.51		0.51
Adjusted EBITDA[1]	106.0		101.8		4.2%

1  Reconciliation is set forth below in this release

“In the first quarter, we achieved strong results, driven by the solid performance of our electricity segment, which benefits from our continuous efforts to streamline operations and optimize power generation,” commented Isaac Angel, Chief Executive Officer. “Our electricity segment gross margin improved by 350 basis points excluding the contribution of insurance claims, demonstrating our improved efficiency and greater profitability at the same revenue level. The world is currently facing a global health crisis and we are experiencing a dramatic volatile economic environment, the impact and duration of which is still uncertain. In the first quarter, we took prompt steps to secure the safety of our employees, to optimize our supply chain, and to enhance our liquidity position in order to support capital expenditures and growth plans. These efforts, together with the inherent stable and long term contracted portfolio of our electricity segment, have enabled us to ease the impact of the COVID-19 pandemic at this time. The planned leadership transition is progressing smoothly and according to plan. Assi Ginzburg joined our company May 10th as our new Chief Financial Officer, strengthening our management team.”

Doron Blachar, Ormat’s President, added “The board has nominated Mr. Angel for election as a director at our annual general meeting later this year and, if elected, it is proposed that he will serve as Chairman of the board.”

Mr. Blachar continued, “In order to support our capital expenditures and growth, we increased and drew lines of credits and in April 2020, we raised an additional $64 million through the private issuance of bonds (series 3) and borrowed $50 million pursuant to a loan agreement with one of our existing lenders. The strong quarter, reinforces our confidence that Ormat is on the right path with a resilient business model, geographic and revenue diversity, and an excellent team.”

Mr. Blachar will assume the role of Chief Executive Officer on July 1, 2020.

Financial Highlights for the First Quarter of 2020

•	Total revenues of $192.1 million, down 3.5% compared to Q1 2019;

•	Electricity segment revenues of $142.9 million, unchanged compared to Q1 2019;

•	Electricity segment gross margin was 50.0% compared to 45.7% for Q1 2019;

•	Product segment revenues of $47.4 million, down 9.0% compared to Q1 2019;

•	Product segment backlog was approximately $96.5 million as of May 3, 2020;

•	Energy Storage & Management Services segment revenues of $1.8 million compared to $4.0 million in Q1 2019;

•

The Company recorded business interruption insurance income of $4.9 million related to the 2018 volcanic eruption in Hawaii, which reduced cost of revenues and general and administrative costs by $2.5 million and $2.4 million, respectively;

•	Total gross margin was 42.6%, compared to 37.3% in Q1 2019;

•	Operating income increased 13.6%

•	Net income was $29.9 million compared to $28.1 million in Q1 2019;

•	Net income attributable to the Company's stockholders was $26.0 million, or $0.51 per diluted share, compared to $25.9 million, or $0.51 per diluted share in Q1 2019;

•	Adjusted EBITDA[1] increased 4.2% to $106.0 million, up from $101.8 million in Q1 2019; and

•	The Company declared a quarterly dividend of $0.11 per share for the first quarter of 2020.

Recent Developments

•

In March 2020, the World Health Organization declared the outbreak of the COVID-19, a pandemic. We implemented significant measures both to comply with government requirements and to preserve the health and safety of our employees. These measures include working remotely where possible and operating the separate shifts in the power plants, manufacturing facilities and other locations while trying to continue operations in close to full capacity in all locations. We did not experience a material impact on our results of operations during the first quarter. This is in part due to long-term contracted nature and stability of our revenue streams in the electricity segment. However, the extent to which COVID-19 may ultimately impact our business, operations, financial results and financial condition will depend on numerous evolving factors which are currently uncertain and cannot be predicted.

1  Reconciliation is set forth below in this release

•

As of May 2020, we continue our efforts to reconstruct our Puna power plant. We drilled a successful production well that will enable us to start commercial operation of the power plant during the fourth quarter and, with additional field recovery work, we expect this will gradually increase to 29 MW by the end of the year, assuming all permits are received and transmission network upgrade is complete

•

Ormat announced the commercial operation of the Rabbit Hill Battery Energy Storage System facility providing ancillary services and energy optimization to the wholesale markets managed by the Electricity Reliability Council of Texas (ERCOT). The facility is located in the City of Georgetown, Texas, and it is sized to provide approximately 10 MW of fast responding capacity to the ERCOT market.

2020 Guidance

Mr. Angel added, “We are updating our expectations for full-year 2020 due to uncertainty around COVID-19 duration and implications as well as due to the recent update in Puna. We expect total revenues of between $710 million and $740 million with electricity segment revenues between $550 million and $570 million. We continue to expect product segment revenues of between $140 million and $150 million. Revenues from energy storage and demand response activity expected to be between $15 million and $20 million. We are also updating 2020 Adjusted EBITDA that is expected to be between $400 million and $415 million for the full year. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $26 million.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months ended March 31, 2020. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

First Quarter 2020 Financial Results (Comparing the Quarter Ended March 31, 2020 to the Quarter Ended March 31, 2019)

Total revenues for the quarter were $192.1 million, down 3.5% compared to the same quarter last year. Electricity segment revenues of $142.9 million were unchanged compared to last year. Product segment revenues decreased 9.0% to $47.4 million, down from $52.1 million in the same quarter last year due to projects in Turkey and U.S., which were completed in 2019. Energy Storage and Management Services segment revenues were $1.8 million compared to $4.0 million in the same quarter last year. The decrease was mainly driven by revenues from a one-time EPC project in the first quarter of 2019.

The Company recorded $4.9 million of business interruption insurance income related to the 2018 volcanic eruption, which disrupted operations at Ormat’s Puna plant. Consistent with generally accepted accounting practices, $2.5 million was allocated to offset costs of revenue at Puna and the remaining $2.4 million was allocated to reduce general and administrative expenses.

General and administrative expenses were $14.4 million, or 7.5% of total revenues, compared to $15.7 million, or 7.9% of total revenues. The decrease was primarily attributable to business interruption insurance income.

Net income attributable to the Company’s stockholders was $26.0 million, or $0.51 per diluted share, compared to $25.9 million, or $0.51 per diluted share.

Adjusted EBITDA1 was $106.0 million compared to $101.8 million last year.

1  Reconciliation is set forth below in this release

Dividend

On May 8, 2020, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on June 2, 2020 to stockholders of record as of the close of business on May 21, 2020.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Monday, May 11, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790

Participant international dial-in:	1-412-902-4141

Conference replay

US Toll Free:	1-877-344-7529

International Toll:	1-412-317-0088

Replay Access Code:	10142576

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 63 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 578 employees in the United States and 830 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 3,000 MW of gross capacity. Ormat’s current 914 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2020 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three - Month Period Ended March 31, 2020 and 2019

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands, except per share data)
Revenues:
Electricity	142,856	142,908
Product	47,411	52,128
Energy storage and management services	1,846	4,002
Total revenues	192,113	199,038
Cost of revenues:
Electricity	71,368	77,543
Product	36,978	42,106
Energy storage and management services	1,949	5,210
Total cost of revenues	110,295	124,859
Gross profit	81,818	74,179
Operating expenses:
Research and development expenses	1,619	900
Selling and marketing expenses	4,794	3,865
General and administrative expenses	14,348	15,689
Operating income	61,057	53,725
Other income (expense):
Interest income	402	293
Interest expense, net	(17,273)	(21,223)
Derivatives and foreign currency transaction gains (losses)	393	472
Income attributable to sale of tax benefits	4,132	7,764
Other non-operating income (expense), net	78	91
Income from operations before income tax and equity in earnings (losses) of investees	48,789	41,122
Income tax (provision) benefit	(18,148)	(14,039)
Equity in earnings (losses) of investees, net	(735)	1,047
Net income	29,906	28,130
Discontinued operations:
Net income	29,906	28,130
Net income attributable to noncontrolling interest	(3,873)	(2,184)
Net income attributable to the Company's stockholders	26,033	25,946
Earnings per share attributable to the Company's stockholders:
Basic:
Net income	0.51	0.51
Diluted:
Net income	0.51	0.51
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	51,036	50,709
Diluted	51,526	51,012

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

For the Periods Ended March 31, 2020 and December 31, 2019

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	231,149	71,173
Restricted cash and cash equivalents	88,627	81,937
Receivables:
Trade	168,924	154,525
Other	27,718	22,048
Inventories	34,107	34,949
Costs and estimated earnings in excess of billings on uncompleted contracts	22,305	38,365
Prepaid expenses and other	11,456	12,667
Total current assets	584,286	415,664
Investment in unconsolidated companies	76,008	81,140
Deposits and other	37,734	38,284
Deferred income taxes	118,682	129,510
Property, plant and equipment, net	1,981,086	1,971,415
Construction-in-process	413,789	376,555
Operating leases right of use	17,611	17405
Finance leases right of use	14,149	14161
Intangible assets, net	182,305	186,220
Goodwill	19,963	20,140
Total assets	3,445,613	3,250,494

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	140,867	141,857
Short term revolving credit lines with banks (full recourse)	270,500	40,550
Commercial paper	8,275	50,000
Billings in excess of costs and estimated earnings on uncompleted contracts	5,937	2,755
Current portion of long-term debt:
Senior secured notes	24,617	24,473
Other loans	34,408	34,458
Full recourse	76,572	76,572
Operating lease liabilities	2,974	2,743
Finance lease liabilities	3,169	3,068
Total current liabilities	567,319	376,476
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	331,077	339,336
Other loans	309,588	317,395
Full recourse:
Senior unsecured bonds	286,505	286,453
Other loans	68,789	68,747
Operating lease liabilities	14,035	14,008
Finance lease liabilities	11,230	11,209
Liability associated with sale of tax benefits	121,627	123,468
Deferred income taxes	100,969	97,126
Liability for unrecognized tax benefits	14,560	14,643
Liabilities for severance pay	18,208	18,751
Asset retirement obligation	50,786	50,183
Other long-term liabilities	7,867	8,039
Total liabilities	1,902,560	1,725,834

Redeemable noncontrolling interest	9,402	9,250

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	915,139	913,150
Retained earnings	507,537	487,873
Accumulated other comprehensive income (loss)	(13,662)	(8,654)
Total stockholders' equity attributable to Company's stockholders	1,409,065	1,392,420
Noncontrolling interest	124,586	122,990
Total equity	1,533,651	1,515,410
Total liabilities, redeemable noncontrolling interest and equity	3,445,613	3,250,494

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- Month Period Ended March 31, 2020 and 2019

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. We use EBITDA and Adjusted EBITDA as a performance metric because it is a metric used by our Board of Directors and senior management in evaluating our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three -month period ended March 31, 2020 and 2019.

	Three Months Ended March 31,
	2020	2019
	(Dollars in thousands)
Net income	29,906	28,130
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	16,871	20,930
Income tax provision (benefit)	18,148	14,039
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	2,677	2,661
Depreciation and amortization	35,288	34,866
EBITDA	102,890	100,626
Mark-to-market gains or losses from accounting for derivative	(561)	(1,209)
Stock-based compensation	1,989	2,360
Merger and acquisition transaction costs	540	—
Settlement expenses	1,188	—
Adjusted EBITDA	106,046	101,777